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                                     EXHIBIT 21.1

                       SUBSIDIARIES OF RICHEY ELECTRONICS, INC.


RI Interconnect Systems, Inc., a Delaware corporation.

Richey Electronics, Inc. has not contributed capital to this wholly-owned subsidiary and this subsidiary does not have any assets.